Exhibit 5.1

May 15, 2024

VBI Vaccines Inc.

160 Second Street, Floor 3

Cambridge, MA 02142

Re:	VBI Vaccines Inc.

Prospectus Supplement

We have acted as Canadian counsel to VBI Vaccines Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia). We refer to the registration statement on Form S-3 (Registration No. 333-240266), as originally filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”) on September 6, 2022 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”), the base prospectus, dated September 6, 2022, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”) and the prospectus supplement, dated May 15, 2024, as filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”), relating to the sale through H.C. Wainwright & Co., LLC, as the sales agent (the “Agent”), from time to time by the Company of up to $8,468,289 of common shares of the Company (the “Sales Agreement Shares”) pursuant to the Registration Statement, the Prospectus and the terms of the At The Market Offering Agreement dated May 15, 2024 (the “Sales Agreement”) between the Agent and the Company,.

We have examined the Registration Statement and the Prospectus and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or electronic transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Our opinion expressed herein is based on the following assumptions:

(a) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded,

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(b) the Prospectus will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder,

(c) all Sales Agreement Shares will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus,

(d) the Sales Agreement will have been duly authorized, executed and delivered by the Company and the Agent, and will constitute legally valid and binding obligations of the Company and the Agent, enforceable against each of them in accordance with its terms,

(e) at the time at which any Sales Agreement Shares are issued, there will be sufficient common shares in the capital of the Company authorized and unissued under the Company’s then operative constating documents and not otherwise reserved for issuance,

(f) at the time at which any Sales Agreement Shares are issued, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Sales Agreement Shares,

(g) the terms of the Sales Agreement Shares and of their issuance and sale have been duly established in conformity with the Company’s constating documents, and so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company,

(h) the Company will have received the agreed upon consideration for the issuance of any Sales Agreement Shares and any such Sales Agreement Shares will have been delivered by or on behalf of the Company against payment therefor, and

(i) the Sales Agreement Shares will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents and applicable law.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Sales Agreement Shares, when issued and paid for in accordance with the Sales Agreement and as contemplated in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to the date hereof that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion is addressed to the Company in connection with the filing of the Registration Statement and Prospectus Supplement and may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Base Prospectus and Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP